Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 19, 2026, with respect to the consolidated financial statements of Jones Lang LaSalle Incorporated, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
September 17, 2026